Exhibit 99.1

Media Release
For immediate release	For further information, contact:
Dana Persson, President and Chief Executive Officer
320-329-8182
www.goldenovaleggs.com

Golden Oval Eggs 14th Annual Meeting Attended by 150 Members

Three Board of Managers Members Reelected

April 23, 2008, Renville, Minnesota.  Approximately 150 people attended the Golden Oval Eggs 14th Annual Meeting of Members held Tuesday, April 8, 2008 in Morton, Minnesota.

Chairman of the Board of Managers Chris Edgington reviewed the challenging industry market conditions of the fiscal year ended August 31, 2007 and the first half of fiscal year ended February 29, 2008.  He stated the company saw its feed costs increase $30 million and purchases of its raw egg products grow nearly 400%.  The company is continuing to adapt its business model to address these volatile market conditions while streamlining operations and focusing on its profitable product channels serving Golden Oval Eggs’ customers.

Chief Operating Officer Rob Harrington discussed various improvement initiatives and operating results. In the face of significant increases in commodity ingredient costs, the company has renegotiated and/or entered into new sales and supply agreements designed to more effectively manage risk and stabilize margins.  In addition, the company has significantly improved operating efficiency in both first stage production assets and further processing plants.  This has been accomplished by boosting production and reducing costs via plant restructuring and exiting less profitable production platforms.

Chief Financial Officer Tom Powell reported on financial performance for fiscal year 2007 and for the six months of fiscal year 2008.  His report noted that, despite a very difficult eighteen months, members’ equity had been restored to levels seen prior to the company’s acquisition of the MoArk Eggs Product business from Land O’ Lakes, Inc.  This result was achieved primarily by the forgiveness of $17.0 million of subordinated debt by Land O’ Lakes, Inc. and the agreement with Land O’ Lakes, Inc. to exchange $3.2 million of accrued interest on the subordinated note for a warrant to purchase Class A Convertible Preferred units of the company which, together with the note forgiveness, resulted in a favorable impact to Golden Oval’s balance sheet of $20.2 million as of February 29, 2008.

President and Chief Executive Officer Dana Persson reported on the state of the egg production and further processing industry, and on Golden Oval’s core strengths.  “After growing so dramatically due to the (MoArk) acquisition, we are focused on ‘right sizing the ship’ and appropriately managing the risks inherent in this new business environment.  We anticipated normal difficulties relating to the acquisition integration; however, this transition coincided with one of the most challenging egg and feed markets agriculture has ever faced.  Still our team has achieved reduced operating costs and is recently seeing improving trends in overall financial performance.  We continue to see consistent strong demand for our quality egg products.  We are driving changes to create long-term economic benefit and remain committed to enhance shareholder value by building on Golden Ovals core strengths.”

Members reelected Chris Edgington, Marvin Breitkreutz, and Mark Chan to the board of managers for three-year terms.

Current Chairman Chris Edgington has served on the board since June 1998, as chairman, vice chairman, and advisory member helping the company expand into Iowa.  He currently serves on the board for Ag Ventures Alliance and has served on the Iowa Extension Council. He is a member of the Iowa Pork Producers and served on the producer leadership committee. He is involved in a farming partnership with his brother and they own a grain and livestock operation.

Marvin Breitkreutz has been a board member since the company’s formation in 1994 and has served the board as both chairman and vice chairman.  He has also served on the board for Southern Minnesota Sugar Beet Cooperative, is Chairman of the Red River Valley Farmers Insurance Pool, and is a past township supervisor and chairman of the Renville Country Farm Bureau.

Mark Chan has also been a board member since 1994, previously serving as vice chairman and as secretary/treasurer of the board for several terms. Mr. Chan is a past director of Co-op Country Farmers Elevator and ValAdCo. He is involved in a family farm corporation, raising corn, soybeans and green peas.

Established in 1994, Golden Oval Eggs, LLC (www.goldenovaleggs.com) is an egg production and processing company based in Renville, Minnesota.  Golden Oval Eggs operates egg production complexes in Renville, Minnesota and Thompson, Iowa, with further processing and distribution operations in Abbeville, Alabama; Neosho, Missouri; Millersburg, Ohio; and Norco and Vernon, California.  Golden Oval is a leader in the liquid egg industry serving customers throughout the US and Canada.

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Other company information is available online at http://www.goldenovaleggs.com

Photos of Board of Managers are available online at http://www.goldenovaleggs.com/board.htm or by contacting Ms. Sandie Wohlman at swohlman@geggs.net or at 320.329.8182, ext. 301.

Certain statements in this news release contain forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995).  Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including those set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended August 31, 2007 and its subsequent Quarterly Reports on Form 10-Q.  The information contained in this media release is as of the date indicated.  The company assumes no obligation to update any forward-looking statements contained in this media release as a result of new information or future events or developments.